Exhibit 99.1

EXCERPTS FROM ANNUAL REPORT

Dear Fellow Shareholders

2011 was a challenging year for HBIO’s core Life Science Research Tools business. Spending by researchers in several of our key markets was restrained by economic uncertainty through the year. As a result, revenues and earnings in our Life Science Research Tools business fell short of our expectations. However, although 2011 was disappointing in that way, we believe that actions we took during the year have established a strong base to provide good growth in revenues and profits in 2012 in the core Life Science Research Tools business. These actions include:

•	We acquired CMA Microdialysis, which should add approximately $2 million in incremental revenues in 2012.

•	We restructured our behavioral products and Hoefer businesses. We expect savings of almost $1 million in 2012 from these actions.

•

We developed, and recently launched, a novel patent pending microvolume cuvette that can effectively turn a standard spectrophotometer into a microvolume unit. We expect that this exciting new product will be well received by the market as we roll it out over the course of 2012.

•	We recently hired a new general manager for our Denville Scientific business to focus on growing that business.

In our other business, our investment stage Regenerative Medicine Device initiative, we had a very exciting 2011. In May, our organ bioreactor was used to perform a world’s first surgery for tracheal cancer. We provided the bioreactor in which an artificial scaffold was cellularized and developed into an organ for that landmark transplant surgery. In November, we participated in a second, similar transplant of a regenerated trachea. These two surgeries made news headlines, and the first procedure was published in The Lancet, one of the world’s leading medical journals. We expect to participate in a greater number of tracheal transplant procedures during 2012, including the first in the U.S.A. which was recently approved by the FDA, and we continue to be excited about our collaborations with medical researchers who are working toward medical protocols for other human organs. In addition to our activities in bioreactors, we have also made great progress in developing our clinical stem cell injector product. We expect to apply for regulatory review in Europe and the U.S. in 2012 for clinical approval for that product.

Looking forward, we are excited about improving financial performance in our core Life Science Research Tools business, even in the current economic environment, and the potential future growth opportunity as we develop our Regenerative Medicine Device business.

We remain committed to providing our customers the best solution and the best value, our employees a secure and positive future and our shareholders the maximum value.

As we head into 2012 we believe we are well positioned to do so.

OUR COMPANY

Tools to Advance Life Science Research and Regenerative Medicine

Harvard Bioscience is a global developer, manufacturer and marketer of a broad range of specialized scientific products used to advance life science research. We focus on relatively low price point products to avoid the volatility of capital equipment. We also focus on strong brand names like Harvard Apparatus, Hoefer and Denville Scientific to help communicate the value of our products to our research customers.

Our growth strategy is to combine organic growth (driven by new product development and distribution channel expansion) with tuck-under acquisitions and operational improvements. We have acquired 23 companies since 1997. We believe that implementing this strategy will lead to growth in non-GAAP earnings per diluted share of 15-25% on average over the next three to five years for our core Life Science Research Tools (“LSRT”) business.

In 2009, we started developing new versions of our market leading research products for the emerging field of regenerative medicine. Regenerative medicine means using stem cells to repair damaged tissue in the body and also growing organs outside the body for transplant. The US Department of Health and Human Services has stated, “…the US market for regenerative medicine is estimated at $100 billion.” In early 2010 we launched our first regenerative medicine product, a bioreactor previously used to perform the world’s first human transplant of a tissue engineered bronchus. In May 2011, our bioreactor was used to perform the first human regenerated tracheal transplant. In November 2011, our bioreactor was used in a second human regenerated tracheal transplant procedure. We are focused on developing our regenerative medicine device business (“RMD”) by building organ bioreactors to advance medical research and for clinical applications. RMD is currently an investment stage business. However, we believe that regenerative medicine represents a long-term growth opportunity for us.

In the fourteen years under our current management team, revenue has grown at a compound annual rate of approximately 17.4% and our non-GAAP adjusted operating income from continuing operations has grown at a compound annual growth rate of approximately 13.5%1 in our core LSRT business. This is despite two major recessions during this period.

Our goal is to become a leading provider of tools for life science research and regenerative medicine.

We believe we have a strong balance sheet, a conservative approach to financing and the financial resources to implement this tuck-under acquisition strategy.

Both our company and our management team have a strong commitment to shareholder value creation. Our management team collectively holds approximately 13% of our outstanding shares.

We believe our Life Science Research Tools core business strategy has produced a relatively high level of earnings per share growth with a relatively high level of consistency. We believe the regenerative medicine opportunity could have long-term growth potential.

[1]

See the inside front cover of this annual report for a reconciliation of the fourteen year revenue compound annual growth rate from continuing operations and the non-GAAP fourteen-year adjusted operating income from continuing operations compound annual growth rate from 1997 to 2011.

Harvard is a registered trademark of Harvard University. The marks Harvard Apparatus and Harvard Bioscience are being used pursuant to a license agreement between Harvard University and Harvard Bioscience, Inc.

From Inside Front Cover of the Annual Report

	For the years ended December 31,
	1997	1998	1999	2000 (IPO)	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011
	($ US in thousands, unaudited)

Revenues	$11,464	$12,154	$26,178	$30,575	$38,088	$47,009	$52,024	$64,745	$67,431	$76,181	$83,407	$88,049	$85,772	$108,179	$108,864

Revenue fourteen -year compound annual growth rate from 1997 to 2011: 17.4%

	For the years ended December 31,

Reconciliation of US GAAP to Non-GAAP Adjusted:	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011

US GAAP operating income (loss)	$2,119	$2,412	$1,196	$(10,438)	$3,112	$5,425	$7,173	$8,384	$7,924	$8,690	$9,533	$8,479	$8,055	$10,218	$6,077
Restructuring and severance related expenses	—	—	—	—	—	474	—	—	302	—	—	1,771	516	498	467
Inventory write-down due to restructuring	—	—	—	—	—	—	—	—	—	—	—	252	159	79	—
Stock-based compensation expense	—	—	3,284	14,676	2,656	1,269	519	69	—	1,934	2,335	2,003	2,514	2,756	2,863
In-process research and development expense	—	—	—	—	159	—	—	—	—	—	—	—	—	—	—
Amortization of intangible assets	—	27	368	604	956	595	891	1,582	1,664	1,697	1,824	1,966	1,844	2,364	2,746
Fair value adjustments to costs of product sales	—	—	—	—	—	—	336	258	—	50	61	—	—	90	76
Accounts receivable reserve adjustment related to acquisition	—	—	—	—	—	—	—	—	—	—	—	—	—	(237)	—
Other expenses	—	—	—	—	—	—	—	—	—	—	—	—	—	—	173

Non-GAAP adjusted operating income	$2,119	$2,439	$4,848	$4,842	$6,883	$7,763	$8,919	$10,293	$9,890	$12,371	$13,753	$14,471	$13,088	$15,768	$12,402

Non-GAAP fourteen -year adjusted operating income from continuing operations compound annual growth rate from 1997 to 2011: 13.5%

See Exhibit 1 on the inside rear cover of this annual report for a reconciliation of US GAAP diluted earnings per common share from continuing operations to non-GAAP adjusted diluted earnings per common share from continuing operations.

EXHIBIT 1

HARVARD BIOSCIENCE, INC.

Reconciliation of US GAAP Diluted Earnings Per Common Share from Continuing Operations to Non-GAAP Adjusted Diluted Earnings Per Common Share from Continuing Operations (unaudited)

	For the years ended December 31,
	2007	2008	2009	2010	2011
	($US)
US GAAP earnings per diluted share from continuing operations	$0.24	$0.17	$0.24	$0.65	$0.13
Restructuring and severance related expenses	—	0.06	0.02	0.02	0.02
Inventory write-down due to restructuring	—	0.01	0.01	—	—
Stock compensation expense	0.07	0.06	0.08	0.09	0.10
Amortization of intangible assets	0.06	0.06	0.06	0.08	0.09
Asset write-down	—	0.02	—	—	—
Direct acquisition cots	—	0.01	0.01	0.01	0.02
Gain from adjustment of acquisition contingencies	—	—	(0.09)	(0.01)	—
Other charges	—	—	—	—	0.01
Income taxes (A)	(0.07)	(0.07)	(0.03)	(0.47)	(0.09)
Accounts receivable reserve adjustment related to acquisition	—	—	—	(0.01)	—

Non-GAAP adjusted earnings per diluted share from continuing operations	$0.31	$0.32	$0.30	$0.36	$0.28

(A)	Income taxes includes the tax effect of adjusting for the reconciling items, utilization of deferred tax assets that had a full valuation allowance, reversal of a substantial portion of our valuation allowances in 2010 and the reversal of the liability related to the uncertain tax positions and the corresponding accrued interest in 2011.

Forward-Looking Statements

This Annual Report contains forward-looking statements, which can be identified by our use of “guidance,” “objectives,” “emerging,” “long-term,”“growth,” “potential,” “future,” “expects,” “plans,” “achieve,” “could,” “will,” “lead,” “opportunity,” “estimate,” “continue,” “strategy,” “intend,” “believe,” “see” and similar expressions. Such statements include, but are not limited to, statements or inferences about our beliefs, plans or objectives, our anticipated future revenues and earnings, the strength of our market position and business model, the outlook for the life sciences industry and the field of regenerative medicine, our ability to execute our business strategy, our positioning for growth and the market demand and opportunity for our products.

These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual performance to be materially different from any future performance expressed or implied by the forward-looking statements. Such factors include our failure to consummate acquisitions, expand our product offerings or introduce new products, including in the field of regenerative medicine, obtain regulatory approvals to market our regenerative medicine products for clinical use, the current and anticipated size of the regenerative medicine market, our ability to manage our growth, and factors described under “Item 1A. Risk Factors” in our 2011 Form 10-K or in our other public filings.